Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

April 20, 2016

Contact: Keith Schroeder

Chief Financial Officer

(918) 824-4605

ORCHIDS PAPER PRODUCTS COMPANY ANNOUNCES ANOTHER RECORD QUARTER; DECLARES DIVIDEND OF $0.35 PER SHARE

PRYOR, OKLAHOMA (April 20, 2016) – Orchids Paper Products Company (NYSE MKT: TIS) today reported results for the first quarter of 2016, which included record net sales and Adjusted EBITDA of $47.7 million and $11.6 million, respectively, exceeding the previous records of $46.8 million and $10.2 million, respectively, set in the third quarter of 2015. Converted product net sales were $45.3 million, exceeding the previous record of $43.7 million set in the third quarter of 2015. Results for the first quarter of 2016 do not include any amounts related to the business interruption insurance claim for the incident that occurred in the Company’s converting operation in the fourth quarter of 2015.

Jeff Schoen, President and Chief Executive Officer, stated, “I am extremely pleased that, after achieving an approximate 20% improvement in sales and Adjusted EBITDA in 2015, we have continued to grow significantly in 2016, with a very strong performance in the first quarter. This success is, in part, due to several of the strategic projects we have undertaken over the past couple of years to improve quality, increase efficiencies, increase capacity and reduce overall costs, as well as new product development efforts and our partnership with Fabrica. As we look forward into 2016, we will continue to make improvements in quality and cost although the normal headwinds associated with the start-up of our South Carolina facility could affect earnings for several quarters. Additionally, we exceeded our 20,000 ton annual limit under the Fabrica supply agreement in March. As a result, until the contract resets on June 1, we will share margins under the terms of the contract, which we expect will reduce our earnings in the second quarter by approximately $1.0 million compared to the first quarter.”

Mr. Schoen continued, “We met our commitment to begin shipping converted product from the South Carolina facility in Q1. We have added new business to the site and are progressing well on our start-up curve. The second converting line is scheduled to come on-line late in the second quarter of 2016. Construction of the paper machine is underway and on schedule to start up in the first quarter of 2017. The start-up of our South Carolina facility on plan, the performance of our Oklahoma operation in the first quarter of 2016, and the continued results from our long-term partnership with Fabrica have us on plan to meet our long term sales, EBITDA, and EPS goals, which we expect will provide increasing returns for our shareholders.”

First quarter 2016 results were as follows:

	Q1 2016	Q1 2015	Q4 2015
	(Dollars in thousands, except per share data)
Net sales:
Converted product	$45,252	$37,415	$40,175
Parent rolls	2,491	-	1,729
Total net sales	$47,743	$37,415	$41,904
Gross profit	$11,381	$4,786	$8,147
Net income	$5,409	$1,236	$3,701
Adjusted net income	$5,755	$1,659	$3,890
Diluted net income per share	$0.52	$0.14	$0.36
Adjusted diluted net income per share	$0.56	$0.19	$0.38
EBITDA	$11,497	$4,563	$8,698
Adjusted EBITDA	$11,646	$4,830	$8,969

Other Selected Financial Data:
Gross profit margin	23.8%	12.8%	19.4%
EBITDA margin	24.1%	12.2%	20.8%
Adjusted EBITDA margin	24.4%	12.9%	21.4%

Three-month period ended March 31, 2016

Net sales of converted product increased primarily due to:

●	increased shipments from both Oklahoma and under the supply agreement with Fabrica.

Net sales of parent rolls increased due primarily to:

●

demolition of two older paper machines in the fourth quarter of 2014. The resulting decrease in production capacity resulted in having no excess parent rolls to sell on the open market during the first quarter of 2015.

Gross profit as a percent of net sales increased primarily due to:

●

lower per unit production costs in our Oklahoma converting operation. Production increased 24% in 2016, primarily due to increased operating efficiencies across the operation and the addition of a new converting line in the second quarter of 2015, which increased absorption of fixed and semi-variable costs.

●	higher margins under the supply agreement with Fabrica, resulting from a strong US dollar exchange rate with the Mexican peso, SKU optimization and price increases.
●	margins on parent roll sales. As noted above, the Company had excess parent rolls to sell on the open market during the first quarter of 2016.
●

increased production in our Oklahoma paper making operation. Production increased 53% in 2016, primarily due to the start-up of a new paper machine in March of 2015. We demolished two older paper machines in the fourth quarter of 2014 to build the new paper machine, which did not start up until late March 2015. This increase in production resulted in increased absorption of fixed costs.

●	lower fiber costs. The combination of price changes and mix of fiber consumed in the first quarter of 2016 resulted in an approximate $800,000 increase in gross profit.

Income Taxes

As of March 31, 2016, our effective tax rate is estimated at 34.2%. The estimated effective tax rate differs from the statutory tax rate primarily due to foreign taxes, state investment tax credits, manufacturing deductions and Indian Employment Tax Credits.

Liquidity

	Q1 2016	Q1 2015	Q4 2015
	(in thousands)
Cash Flow Provided by (Used in):
Operating Activities	$8,863	$5,551	$5,608
Investing Activities	$(20,785)	$(10,943)	$(39,704)
Financing Activities	$15,600	$7,645	$29,907

Cash provided by operating activities was primarily affected by:

●	higher cash earnings and an increase in accrued expenses, offset by an increase in accounts receivable and a decrease in accounts payable.

Cash used in investing activities in 2016 includes:

●	$25.6 million of capital expenditures, offset by the release of $4.8 million of restricted cash in connection with capital expenditures incurred for our South Carolina facility.

Cash provided by financing activities in 2016 was primarily impacted by:

●	$18.0 million of borrowings under our revolving credit lines, including our delayed draw facility.
●	$1.9 million of proceeds received under economic incentives granted for construction of our South Carolina facility.
●	$3.6 million of dividends paid to stockholders.

Total long-term debt outstanding as of March 31, 2016 was $92.9 million and unrestricted cash totaled $8.0 million. As a result, Net Debt outstanding as of March 31, 2016 was $84.9 million.

Dividend Declared

On April 20, 2016, the Orchids Board of Directors declared a quarterly dividend of $0.35 per share to be paid on May 16, 2016 to stockholders of record at the close of business on May 2, 2016.

Conference Call/Webcast

The Company will hold a teleconference to discuss its first quarter results at 10:00 a.m. (ET) on Thursday, April 21, 2016. All interested parties may participate in the teleconference by calling 888 346 7791 and requesting the Orchids Paper Products teleconference. A question and answer session will be part of the teleconference’s agenda. Those intending to access the teleconference should dial in fifteen minutes prior to the start. The call may also be accessed live via webcast through the Company’s website at www.orchidspaper.com under “Investors.” A replay of the teleconference will be available for 30 days on the Company’s website.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States in the statement of income, balance sheet or statement of cash flows of a company. The five non-GAAP financial measures used within this press release are: (1) EBITDA, (2) Adjusted EBITDA, (3) Adjusted Net Income, (4) Adjusted Diluted Net Income Per Share and (5) Net Debt.

EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted Net Income Per Share are not measurements of financial performance under GAAP and should not be considered as an alternative to net income, operating income, diluted net income per share or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or a measure of our liquidity. EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization. Adjusted EBITDA excludes stock-based compensation expense. Adjusted Net Income excludes after-tax stock-based compensation expense and after-tax amortization of intangible assets. Adjusted Diluted Net Income Per Share is calculated by dividing Adjusted Net Income by the number of diluted weighted average shares outstanding. Management believes EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted Net Income Per Share facilitate operating performance comparisons from period to period and company to company by eliminating potential differences caused by variations in capital structures (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the age and book depreciation of facilities and equipment (affecting relative depreciation expense) and non-cash compensation (affecting stock-based compensation expense).

Net Debt is not a measurement of financial performance under GAAP and should not be considered as an alternative to total debt outstanding, total liabilities or any other performance measure derived in accordance with GAAP. Net Debt represents total debt outstanding (excluding deferred debt issuance costs) reduced by unrestricted cash. Management believes the presentation of Net Debt provides the reader with additional information regarding the Company’s liquidity and debt leverage positions.

Forward-Looking Statements

This release contains forward-looking statements that involve certain contingencies and uncertainties. The Company intends these forward-looking statements to be covered by the safe harbor provision for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “will” or “continue” or the negative of such terms or other comparable terminology. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. These statements are only predictions.

Factors that could materially affect the Company’s actual results, levels of activity, performance or achievements include, without limitation, those detailed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the Securities and Exchange Commission on March 7, 2016.

The Company’s actual results may be materially different from what it expects. The Company does not undertake any duty to update these forward-looking statements after the date hereof, even though the Company’s situation may change in the future. All of the forward-looking statements herein are qualified by these cautionary statements.

About Orchids Paper Products Company

Orchids Paper Products Company is a customer-focused, national supplier of high quality consumer tissue products primarily serving the at home private label consumer market. The Company produces a full line of tissue products, including paper towels, bathroom tissue and paper napkins, to serve the value through ultra-premium quality market segments from its operations in northeast Oklahoma, Barnwell, South Carolina and Mexicali, Mexico and beginning in 2016 from its Barnwell, South Carolina greenfield site. The Company provides these products primarily to retail chains throughout the United States. For more information on the Company and its products, visit the Company’s website at http://www.orchidspaper.com.

Orchids Paper Products Company and Subsidiaries
Selected Financial Data
(in thousands, except tonnage and per share data)

	Three Months Ended March 31,
	2016	2015
	(unaudited)	(unaudited)
Converted Product Net Sales	$45,252	$37,415
Parent Roll Net Sales	2,491	-
Net Sales	47,743	37,415
Cost of Sales	36,362	32,629
Gross Profit	11,381	4,786
Selling, General and Administrative Expenses	2,722	2,497
Intangibles Amortization	377	377
Operating Income	8,282	1,912
Interest Expense	263	214
Other (Income) Expense, net	(201)	(186)
Income Before Income Taxes	8,220	1,884
Provision for Income Taxes	2,811	648
Net Income	$5,409	$1,236

Average number of shares outstanding, basic	10,272,155	8,755,116
Average number of shares outstanding, diluted	10,343,086	8,823,976

Net income per share:
Basic	$0.53	$0.14
Diluted	$0.52	$0.14

Cash dividends paid	$3,596	$3,066
Cash dividends per share	$0.35	$0.35

Operating Data:
Converted Product Tons Shipped	23,408	18,837
Parent Roll Tons Shipped	2,791	-
Total Tons Shipped	26,199	18,837

Cash Flow Data:
Cash Flow Provided by (Used in):
Operating Activities	$8,863	$5,551
Investing Activities	$(20,785)	$(10,943)
Financing Activities	$15,600	$7,645

	As of
	March 31,	December 31,
Balance Sheet Data:	2016	2015
	(unaudited)
Cash & Restricted Cash	$15,254	$16,366
Accounts Receivable, net	13,295	11,834
Inventory, net	13,785	13,501
Other Current Assets	9,666	8,617
Property Plant and Equipment	256,600	232,925
Accumulated Depreciation	(62,185)	(59,547)
Net Property Plant and Equipment	194,415	173,378
Intangibles and Goodwill, net	22,913	23,290
Other Long Term Assets	1,761	1,751
Total Assets	$271,089	$248,737

Accounts Payable	$10,123	$11,098
Accrued Liabilities	7,895	3,880
Total Debt	91,506	74,239
Other Long-Term Liabilities	5,116	5,098
Deferred Income Taxes	20,619	20,639
Total Stockholders' Equity	135,830	133,783
Total Liabilities and Stockholders' Equity	$271,089	$248,737

Orchids Paper Products Company and Subsidiaries
Selected Financial Data
(in thousands, except tonnage and per share data)

Non-GAAP Measurements (unaudited)

	Three Months Ended March 31,
EBITDA Reconciliation:	2016	2015
Net Income	$5,409	$1,236
Plus: Interest Expense	263	214
Plus: Income Tax Expense	2,811	648
Plus: Depreciation	2,637	2,088
Plus: Intangibles Amortization	377	377
Earnings Before Interest, Income Tax and Depreciation and Amortization (EBITDA)	$11,497	$4,563

	Three Months Ended March 31,
Adjusted EBITDA Reconciliation:	2016	2015
EBITDA	$11,497	$4,563
Plus: Stock Compensation Expense	149	267
Adjusted Earnings Before Interest, Income Tax and Depreciation and Amortization (Adjusted EBITDA)	$11,646	$4,830

	Three Months Ended March 31,
Adjusted Net Income Reconciliation:	2016	2015
Net income	$5,409	$1,236
Plus: Stock Compensation Expense, net of tax	98	175
Plus: Intangibles Amortization, net of tax	248	247
Adjusted Net income	$5,755	$1,658

Adjusted Diluted Net Income Per Share	$0.56	$0.19

	As of
	March 31,	December 31,
Net Debt Reconciliation:	2016	2015
Current Portion Long-Term Debt	$4,214	$3,882
Long-Term Debt	87,292	70,357
Total Debt	91,506	74,239
Plus: Deferred Debt Issuance Costs	1,387	1,342
Total Cash Required to Settle Debt	92,893	75,581
Less: Cash	(8,039)	(4,361)
Net Debt	$84,854	$71,220